U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Graddick-Weir                     Mirian                M.
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   (Last)                           (First)             (Middle)

   One AT&T Way
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                                    (Street)

   Bedminster                       NJ                   07921
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   (City)                           (State)              (Zip)


_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     AT&T Corp. (T)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     November 18, 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Executive Vice President
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Employee Stock                                                                   AT&T
Option (Right                                                                    Common
to Buy)          $45.5575  1/2/96   J(9)   V                  1       1/2/06     Stock     6,883            6,883  D
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Employee Stock                                                                   AT&T
Option (Right                                                                    Common
to Buy)          $38.3055  1/31/97  J(9)   V                  1       1/31/07    Stock    18,589           18,589  D
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Employee Stock                                                                   AT&T
Option (Right                                                                    Common
to Buy)          $33.4335  4/10/97  J(9)   V                  1       4/10/07    Stock    24,786           24,786  D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock                                                                   AT&T
Option (Right                                                                    Common
to Buy)          $61.5385  1/30/98  J(9)   V                  1       1/30/08    Stock    13,167           13,167  D
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Employee Stock                                                                   AT&T
Option (Right                                                                    Common
to Buy)          $87.5120  1/29/99  J(9)   V                  2       1/29/09    Stock    10,069           10,069  D
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Employee Stock                                                                   AT&T
Option (Right                                                                    Common
to Buy)          $83.0360  2/17/99  J(9)   V                  1       1/3/05     Stock     2,093            2,093  D
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Employee Stock                                                                   AT&T
Option (Right                                                                    Common
to Buy)          $80.0520  3/1/99   J(9)   V                  3       1/3/09     Stock    13,167           13,167  D
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Employee Stock                                                                   AT&T
Option (Right                                                                    Common
to Buy)          $74.3575  1/31/00  J(9)   V                  1       1/31/10    Stock    27,368           27,368  D
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Employee Stock                                                                   AT&T
Option (Right                                                                    Common
to Buy)          $66.4105  2/28/00  J(9)   V                  4       2/28/10    Stock    23,237           23,237  D
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Employee Stock                                                                   AT&T
Option (Right                                                                    Common
to Buy)          $33.6750  3/15/01  J(9)   V                  5       3/15/11    Stock    36,779           36,779  D
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Employee Stock                                                                   AT&T
Option (Right                                                                    Common
to Buy)          $32.6295  7/2/01   J(9)   V                  6       7/2/11     Stock    24,521           24,521  D
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Employee Stock                                                                   AT&T
Option (Right                                                                    Common
to Buy)          $28.0335  2/19/02  J(9)   V                  7       2/19/12    Stock   108,471          108,471  D
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Employee Stock                                                                   AT&T
Option (Right                                                                    Common
to Buy)          $23.8805  9/19/02  J(9)   V                  8       9/19/12    Stock   135,588          135,588  D
====================================================================================================================================

Explanation of Responses: 1. Option 100% vested. 2. Option 1/3 vested on 1/29/02 with remaining 2/3 vesting in equal installments on 1/29/03 and 1/29/04.
3. Option 1/3 vested on 3/1/02 with remaining 2/3 vesting in equal installments on 3/1/03 and 3/1/04. 4. Option 1/2 vested in equal installments on 2/28/01 and 2/28/02 with remaining 1/2 vesting in equal installments on 2/28/03 and 2/28/04.
5. Option 1/4 vested on 3/15/02 with remaining 3/4 vesting in equal installments on 3/15/03, 04 and 05. 6. Option vested 1/4 on 7/2/02 with remaining 1/4 vesting in equal installments on 7/2/03, 04 and 05. 7. Option vests in four equal annual installments on 2/19/03, 04, 05 and 06. 8. Option vests in two 25% installments on 9/19/03 and 9/19/04 with remaining 50% vesting on 9/19/05.
9. Reporting is of adjustments to existing stock option awards to reflect spin-off of AT&T's broadband business and 1 for 5 reverse stock split effective 11/18/02.


        /s/  Mirian M. Graddick-Weir                           12/12/02
--------------------------------------------            ------------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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